Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124125 and 33-47209) of Avon Products, Inc. of our report dated June 25, 2010 relating to the financial statements and supplemental schedule of Avon Personal Savings Account Plan as of December 31, 2009 and 2008 and for the year ended December 31, 2009, which appears in this annual report on Form 11-K.

/s/ J.H. Cohn LLP
Roseland, New Jersey
June 25, 2010